UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2019

Momenta Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

301 Binney Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2019, Momenta Pharmaceuticals, Inc. (the “Company”) and Michelle Robertson entered into an executive employment agreement (the “Employment Agreement”), pursuant to which Ms. Robertson will continue to serve as the Company’s Chief Financial Officer, and will receive an annual base salary of $350,000 and be eligible for an annual performance-based cash bonus targeted at 40% of her base salary.

Under the terms of the Employment Agreement, if Ms. Robertson’s employment with the Company is terminated by reason of her disability, the Company terminates Ms. Robertson’s employment without cause or she resigns for good reason (as such terms are defined in the Employment Agreement), then, subject to her continued compliance with a separate restrictive covenant agreement (pursuant to which Ms. Robertson is subject to certain nondisclosure, noncompetition and assignment of developments restrictive covenants) and timely executing a release agreement with the Company, Ms. Robertson will be entitled to receive:

•                  in the event the Company terminates her employment without cause or she resigns for good reason, (i) an amount equal to 12 months of her annual base salary, (ii) an amount equal to the greater of her target bonus for the fiscal year in which the termination date occurs and the annual bonus paid to her for the most recently completed fiscal year and (iii) payment for up to 12 months for the cost of COBRA premiums in the same amount that the Company pays on behalf of active and similarly situated employees receiving the same type of coverage;

•                  in the event her employment is terminated due to her disability, the Company terminates her employment without cause or she resigns for good reason, (i) continued vesting of her outstanding unvested stock options for 12 months following the termination date (the “Extended Vesting Period”) and the right to exercise such stock options shall terminate on the earlier of the date that is three months after expiration of the Extended Vesting Period and the original expiration date of the stock options (subject to earlier termination in connection with a corporate transaction or event in accordance with the terms of such stock options) and (ii) immediate vesting of her outstanding unvested restricted stock and restricted stock unit awards with underlying shares that vest solely based on the passage of time (and not upon the achievement of specified conditions or milestones) that would have vested during the 12 months following her termination date had she remained employed with the Company; and

•                  in the event her employment is terminated by the Company without cause or she resigns for good reason, in either case, within 90 days preceding, on or within 12 months following a change in control (provided that if such termination occurs prior to the change in control Ms. Robertson must demonstrate that such termination was in connection with the change in control), in lieu of the benefits provided in the immediately preceding bullet, immediate vesting of her outstanding unvested stock options, restricted stock, restricted stock units or other equity or equity-based awards of the Company (or its successor in the change in control), which such equity awards will remain exercisable (as applicable) in accordance with the applicable grant agreement.

The Employment Agreement supersedes the prior employment agreement between Ms. Robertson and the Company. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Executive Employment Agreement, dated April 16, 2019, by and between Momenta Pharmaceuticals, Inc. and Michelle Robertson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: April 18, 2019	By:	/s/ Craig A. Wheeler
Craig A. Wheeler
President and Chief Executive Officer